ADDENDUM NO. 1 TO STOCK PURCHASE AGREEMENT BETWEEN GARB-OIL & POWER CORPORATION ON ONE PART AND JOHN ROSSI AND IGOR PLAHUTA AND RESOURCE PROTECTION SERVICES GmbH AS THE OTHER PART

This Addendum No. 1 to the Stock Purchase Agreement is dated this 19 day of October 2009.

Mr. John Rossi has advised Garb Oil & Power Corporation (Garb) that Resource Protection Services ("Resource") intends to engage in transactions that are not in the usual and ordinary course of Resource's business which transactions will or may violate paragraphs and provisions of that certain Stock Purchase Agreement ("Agreement). One of these transactions is the acquisition of 100 per cent of a company owned by Igor Plahuta named Newview SL, a limited liability company organized under the laws of Spain and which has patents and technology needed to complete and compliment Resource's business and processes it intends to pursue. As compensation Mr. Plahuta will receive from Resource forgiveness and cancellation of an obligation to Resource in the maximum amount of 300,000 euros and the amount of 150,000 euros from the sale by Resource of an forty-five per cent interest in SPR, an entity organized under the laws of Spain, when Resource makes the sale and is paid for such sale, and the payment from profits generated by Resource of 150,000 euros as a percentage of gross sales of Resource during a fixed period. The agreement to purchase Igor Plahuta's interest in Newview will cause Newview to become a 100% wholly owned subsidiary of Resource.

The other transaction relates to Resource obtaining 150,000 euros which will be paid to Igor Plahuta by Resource selling its forty-five per cent interest in SPR. Upon the sale of the SPR interest and Resource's receipt of those funds, Resource shall pay to Igor Plahuta the amount Resource receives from the sale of its interest in SPR within fifteen days from the date of Resource's receipt of the funds.

Because of provisions and paragraphs of the Agreement it is necessary for the parties to waive the provisions and paragraphs as they relate to the described anticipated transactions. The provisions and paragraphs numbered 1 (k) and (l); 5 (a) and (b); and 6(a), (d), (e), (f), and (h) are waived but are expressly limited to the transactions described herein and for no other purpose, transaction, action, or situation. Other than the waiver of the foregoing paragraphs and provisions for the limited purposes and transactions described these paragraphs and provisions shall remain in effect without amendment, modification, change, or alteration.

Igor Plahuta and John Rossi supplementally to the representations and warranties each made in Paragraph 1 of the Agreement covenant and represent that there are no pending or unexecuted matters, transactions, and agreements that in any manner affect the assets and business of Resource which have not been disclosed, explained. or described completely to Garb and its representatives and that Resource has all technology and trade secrets it needs and are required to engage in the processing and manufacturing of fine rubber powder and that all assets and liabilities of Resource have been disclosed and made known to Garb and its representatives.

Dated this ____ day of October 2009.

Garb Oil & Power Corporation

By ______________________ Attest: ______________________

John Rossi

______________________ Witness ______________________

Igor Plahuta

______________________ Witness ______________________

Resource Protection Services GmbH

By ______________________ Igor Plahuta
Its managing director

Sale of Newview S.L. to RPS GmbH Resource Protection Systems

I Igor Plahuta, sole shareholder of Newview S.L. a company governed by the laws of Spain, sells to RPS GmbH 80% (eighty percent) equivalent to 80 shares of 100 shares duly issued and authorised. The sale of the 80 shares in Newview S.L. is done with immediate effect. The remaining 20% (twenty percent) equivalent to 20 shares of the 100 shares duly issued and authorised, will be transferred by no later then November 30th, 2009.
The time necessary for transfer of the 20 shares of Newview S.L. into RPS GmbH is required due to the need to revoke of a previously unfulfilled sale.

Igor Plahuta

Igor Plahuta
Managing Director RPS GmbH

John Rossi
Garb-Oil & Power Corporation